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Exhibit 99.1 Press Release

Investor Contact:	Chuck Nicholas 708-873-2740
Media Contact:	Greta Brown 708-349-5661

ANDREW CORPORATION ANNOUNCES CLOSING
OF ALLEN TELECOM INC. MERGER

        ORLAND PARK IL—July 15, 2003—Andrew Corporation (NASDAQ: ANDW) announced that it completed its merger with Allen Telecom Inc. following approvals by both Allen Telecom Inc. and Andrew Corporation stockholders at special stockholder meetings held today. As previously announced, based on the exchange ratio for the merger, Allen Telecom Inc. stockholders will receive 1.775 shares of Andrew Corporation common stock for each share of Allen Telecom Inc. common stock, with cash paid in lieu of any fractional share.

        "Stockholders of both companies today confirmed their strong support for Andrew Corporation's strategic direction," said Ralph Faison, Andrew Corporation president and chief executive officer. "We welcome the people of Allen as we combine our talents to expand our reputation as the supplier of choice to the wireless infrastructure industry. With more than $1.4 billion in annual sales and over 6000 employees we are better positioned to serve our global customers communication needs for high quality, innovative equipment, timely delivery and responsive service," Faison said.

        Faison emphasized the merger of Andrew and Allen has been rigorously planned for and that integration will begin immediately. Andrew Corporation expects to realize substantial synergies and costs savings from the merger, which when fully realized, are expected to be at least $40 million annually. Further details regarding the cost savings will be provided on July 29, 2003 along with the June 2003 quarter financial results for Andrew Corporation and Allen Telecom Inc.

        Andrew Corporation (<http://www.andrew.com>) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

Forward Looking Statements

        Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to integrate its acquisition of Allen Telecom and to realize the synergies and cost savings anticipated from this transaction, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the costs savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

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ANDREW CORPORATION ANNOUNCES CLOSING OF ALLEN TELECOM INC. MERGER